EXHIBIT 10.4

News Release
         For Immediate Release
December 15, 1998
For more information, please contact:   Sultan Mahmud (805) 347-8700 ext. 205

                          SABA EXPLAINS CURRENT STATUS

SANTA MARIA, CALIFORNIA: December 15, 1998: Saba Petroleum Company (AMEX:SAB) disclosed further information today following the announcement of the filing by its wholly-owned subsidiary, Sabacol, Inc. ("Sabacol"), for the protection of its assets under Chapter 11 of the U.S. Bankruptcy Code.

At the time of filing, Sabacol had a net book value of approximately $5.3 million with liabilities of $4.6 million. For the nine months ended September 30, 1998, the average daily production of Sabacol's interest in the Colombian properties was 2300 Bopd and gross revenues were approximately $5.9 million with a negative cash flow.

Sabacol intends to expeditiously file a reorganization plan that may include the disposition of its Colombian assets. There is no assurance, however, of consummating the plan.

The filing is not expected to have any material adverse effect on the Company. Furthermore, the filing does not change any terms of the proposed merger with Horizontal Ventures, Inc. (NASDAQ:HVNV) previously announced by the Company on December 7, 1998 and which is expected to close within the first quarter of 1999. The Company expects that the related registration statement and proxy documents will be filed with the Securities and Exchange Commission prior to year end.

The Company has deferred the semi-annual interest payment of $162,000 due today on its 9% Convertible Senior Subordinated Debentures ($3,575,000 principal amount outstanding), but this action does not constitute a default under the terms of the indenture. The Company intends to make the interest payment within the next thirty days prior to the event of default.

Saba Petroleum Company is an independent energy company with oil and gas production and development activities in North America and Colombia. In the United States, the Company's primary areas of activity are California, Louisiana and New Mexico. The Company also has large land positions and exploration options on exploratory projects in the U.S.A., Indonesia and the United Kingdom.


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                   Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the statements in this Release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of oil prices, product demand, market competition, risks inherent in the Company's international operations, imprecision of reserve estimates, the availability of additional oil and gas assets for acquisition on commercially reasonable terms, and the Company's ability to replace and exploit its existing oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission.